Exhibit 10.17

Hydra Industries Acquisition Corp.

250 West 57th Street, Suite 2223

New York, New York 10107

December 23, 2016

Mr. Luke Alvarez

Dear Mr. Alvarez:

We understand that a cash payment in the amount of £2,400,000 will become contractually due to you from Inspired Gaming (Gibraltar) Limited (“IG(G)”) as a result of the consummation of the acquisition and other transactions contemplated by the Share Sale Agreement, dated as of July 13, 2016, by and among Hydra Industries Acquisition Corp. (the “Company”), and, inter alia, those persons identified on Schedule I thereto, and that you have now directed IG(G) to pay 50% of such amount, or £1,200,000, to the Company for your account in order to pay in full the cash purchase price for your purchase from the Company of 150,720 shares of the Company’s Common Stock, par value $.0001 per share (“Common Stock”), at a price per share of $10.00 (applying a rate of conversion of GB£ into US$ of 1.2560).

This will confirm that upon the Company’s receipt of such payment for your account from IG(G), the Company will issue to you 150,720 shares of Common Stock, subject only to your execution and delivery to the Company of a subscription agreement for such shares in customary form, which will be prepared and provided to you promptly after the date of this letter.

Very truly yours,

Hydra Industries Acquisitions Corp.

By:	/s/ George Peng
George Peng
Chief Financial Officer